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                               JOINDER AGREEMENT


                                  by and among


                     PEGASUS COMMUNICATIONS HOLDINGS, INC.

                       PEGASUS COMMUNICATIONS CORPORATION

                                      and

                          HARRON COMMUNICATIONS CORP.




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                          Dated as of October 8, 1996

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                                JOINDER AGREEMENT


         This JOINDER AGREEMENT ("Agreement") is made as of the 8th day of October, 1996, by and among Pegasus Communications Holdings, Inc. ("Pegasus"), a Delaware corporation, and its subsidiary, Pegasus Communications Corporation ("PCC"), a Delaware corporation, and Harron Communications Corp. ("Harron"), a New York corporation.

                                    RECITALS:

         WHEREAS, Pegasus and Harron have entered into that certain Contribution and Exchange Agreement dated as of the 30th day of May, 1996, as amended by Amendment No. 1 dated as of August 19, 1996, Amendment No. 2 dated as of September 3, 1996 and Amendment No. 3 dated as of even date herewith ("Contribution Agreement"); and

         WHEREAS, the Contribution Agreement provides that Pegasus and Harron shall, and Pegasus shall cause PCC to, execute and deliver this Agreement pursuant to which PCC will become a party to the Contribution Agreement on and subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, mutual promises, representations, warranties, covenants and agreements contained herein and in the Contribution Agreement, and intending to be legally bound hereby, Pegasus, PCC and Harron agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Defined Terms in Contribution Agreement. Capitalized terms used herein and not defined in Section 1.2 or elsewhere in this Agreement shall have the respective meanings assigned to them in the Contribution Agreement.


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         1.2 Additional Defined Terms.

                  (a) The following terms shall, when used in this Agreement, have the following meanings:

                  "Class A Common Stock" has the meaning assigned to it in PCC's Charter.

                  "Class B Common Stock" has the meaning assigned to it in PCC's Charter.

                  "Preferred Stock" has the meaning assigned to it in PCC's Charter.

                  (b) The following terms shall, when used in this Agreement, have the meanings assigned to such terms in the Sections indicated:

         Terms                                                         Section
         -----                                                         -------
"Contribution Agreement"..............................................Recitals
"Harron"..............................................................Preamble
"PCC".................................................................Preamble
"PCC's By-Laws".........................................................3.1(b)
"PCC's Charter".........................................................3.1(b)
"Pegasus".............................................................Preamble

                                   ARTICLE II

                                     JOINDER

         Except as specifically provided in this Article II and in Article III of this Agreement, PCC hereby agrees to become a party to the Contribution Agreement and to be bound by all the terms and conditions of the Contribution Agreement as though it were an original party thereto and were included in the definition of "Pegasus" as used thereunder; provided, however, that any undertaking of Pegasus in the Contribution Agreement to "cause PCC" to take any action shall be construed to mean that Pegasus shall "cause PCC to, and PCC shall" undertake such action.

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                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         Article IV of the Contribution Agreement shall not be construed to include PCC in the definition of "Pegasus" as used in that Article IV. Rather, PCC hereby makes the following separate and distinct representations and warranties to Harron as of the Closing Date, which representations and warranties of PCC shall be deemed to supplement and amend the Contribution Agreement as of the Closing Date.

         3.1 Organization and Qualification.

                  (a) PCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and use its assets and to conduct its business as it is currently conducted. PCC is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on PCC or on the validity, binding effect or enforceability of this Agreement.

                  (b) Attached hereto as Exhibit 1 is a complete and correct copy of PCC's Certificate of Incorporation as amended ("PCC's Charter") and attached hereto as Exhibit 2 is a complete and correct copy of PCC's By-Laws ("PCC's By-Laws").

         3.2 Authority and Validity. PCC has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, the Collateral Agreements. The execution and delivery by PCC of, the performance by PCC of its obligations under, and the consummation by PCC of the transactions contemplated by, the Collateral

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Agreements have been duly authorized by all requisite corporate action of PCC.
The Collateral Agreements have been duly executed and delivered by PCC and are the legal, valid and binding obligations of PCC, enforceable against PCC in accordance with their respective terms.

         3.3 Outstanding Capital Stock.

                  (a) The authorized capital stock of PCC consists of the following:


                           i. 30,000,000 shares of Class A Common Stock,
4,663,220 shares of which are issued and outstanding, assuming completion of the Transactions (as that term is defined in the Registration Statement).

                           ii. 15,000,000 shares of Class B Common Stock,
4,581,900 shares of which are issued and outstanding, assuming completion of the Transactions (as that term is defined in the Registration Statement).

                           iii. 5,000,000 shares of Preferred Stock, no shares
of which are issued and outstanding.

                  (b) The Stock Consideration is validly issued, fully paid and non-assessable.

                  (c) Except as described in the Registration Statement, there is no outstanding right, subscription, warrant, call, preemptive right, option or other agreement to purchase or otherwise receive from Pegasus or PCC any of the outstanding, authorized and unissued or treasury shares of the capital stock of PCC.

         3.4 Subsidiaries. PCC owns of record all of the PM&C Stock, free and clear of all Encumbrances, with no defects of title, except for the pledge of PM&C Stock pursuant to the terms of the New Credit Facility (as that term is defined in the Registration Statement).

         3.5 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of, and making the registrations or filings with, or giving notices to Governmental

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Authorities and Persons recited in the exception to Section 3.6, the execution, delivery and performance by PCC of the Collateral Agreements do not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of PCC under, or result in the creation or imposition of any Encumbrance upon the property of PCC by reason of the terms of (i) PCC's Charter, PCC's By-Laws or any other organizational document of PCC, (ii) any material contract, agreement, lease, indenture or other instrument to which PCC is a party or by or to which PCC or its property may be bound or subject, (iii) any order, judgment, injunction, award or decree of any arbitrator or Governmental Authority or any statute, law, rule or regulation applicable to PCC or (iv) any Permit of PCC, which in the case of (ii), (iii) or (iv) above would have a material adverse effect on the business or financial condition of PCC as a whole or the ability of PCC to perform its obligations under any Collateral Agreement.

         3.6 Consents and Approvals. Except (i) as required under the HSR Act,
(ii) as required under the NRTC Distribution Agreement, (iii) as required under the Securities Act and the Exchange Act, and (iv) as set forth in Schedule 4.4 of the Contribution Agreement, no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by PCC in connection with the execution, delivery and/or performance by PCC of any Collateral Agreements.

         3.7 Legal Proceedings. There is no action, suit, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of PCC, threatened against PCC and that challenges the validity or propriety of, or may prevent or delay, any of the transactions contemplated by the Contribution Agreement and the Collateral Agreements.

         3.8 Finders and Brokers. Except as otherwise disclosed in writing by Pegasus to Harron on or before the date hereof, no broker or finder has acted directly or indirectly for PCC in

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connection with the transactions contemplated by the Contribution Agreement and the Collateral Agreements, and PCC has incurred no obligation to pay any brokerage or finder's fee or other commission in connection therewith.

         3.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.




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         IN WITNESS WHEREOF, the Parties hereto have duly executed this
Agreement as of the day and year first above written.

                             PEGASUS COMMUNICATIONS HOLDINGS, INC.


                             By:      /s/ Ted S. Lodge
                                      ------------------------------------


                             PEGASUS COMMUNICATIONS CORPORATION


                             By:      /s/ Ted S. Lodge
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                             HARRON COMMUNICATIONS CORP.


                             By:      /s/ John F. Quigley, III
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